Prospectus Supplement No. 5	Filed Pursuant to Rule 424(b)(3)
Dated January 26, 2015	Registration No. 333-195783
(to Prospectus dated June 20, 2014)

Ekso Bionics Holdings, INC.

67,134,768 Shares

Common Stock

This prospectus supplement no. 5 (the “Supplement”) supplements information contained in the prospectus dated June 20, 2014, as supplemented by the prospectus supplement no. 1 dated August 10, 2014, prospectus supplement no. 2 dated November 7, 2014, prospectus supplement no. 3 dated November 20, 2014 and prospectus no. 4 dated November 24, 2014 (together, the “Prospectus”), relating to the resale by selling stockholders of Ekso Bionics Holdings, Inc., a Nevada corporation, of up to 67,134,768 shares of our common stock, par value $0.001 per share.  Of the shares being offered, 53,992,968 are presently issued and outstanding and 13,141,800 are issuable upon exercise of common stock purchase warrants. The shares offered by the Prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

This Supplement modifies, supersedes and supplements information contained in the Prospectus with respect to certain selling stockholders. This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 26, 2015

SELLING STOCKHOLDERS

Warrants to purchase an aggregate of 40,200 shares of common stock issued to selling stockholders Roman Livson, Andrea I. Nathanson and Kally and Nick Savvas and registered hereby were transferred to Lindsay Jacobson and such warrants were subsequently exercised by Ms. Jacobson. Accordingly, the “Selling Stockholders” table is being amended as follows:

Selling Stockholder	Shares of common stock Beneficially owned Prior to the Offering	Shares of common stock owned Prior to this Offering and Registered hereby	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby[1]	Shares of common stock Beneficially Owned Upon Completion of the Offering[2]	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering[3]

Lindsay Jacobson	40,200	40,200	0	0	0

1	An aggregate of 13,141,800 of the shares of common stock being offered by the selling security holders are issuable upon exercise of common stock purchase warrants.

2	Assumes all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying common stock purchase warrants held by the selling stockholders, are sold in the offering and that shares of common stock beneficially owned by such selling stockholder but not being registered by this prospectus (if any) are not sold.

3	Percentages are based on the 78,497,558 shares of common stock issued and outstanding as of the Determination Date of June 20, 2014. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying shares of preferred stock, options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days after the Determination Date are deemed outstanding for computing the percentage of the person holding such shares of preferred stock, options or warrants but are not deemed outstanding for computing the percentage of any other person.